Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Boustead Wavefront Inc.

We consent to the inclusion in the Amendment No.1 to the Form F-1 Registration Statement of Boustead Wavefront Inc. (File No. 333-265227) our report dated February 8, 2022 relating to our audit of the statements of financial position as of December 31, 2021 and 2020 and statements of comprehensive income, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2021 and 2020.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

June 21, 2022